Exhibit 99.2

Philip Morris International Inc.
2019 Second-Quarter Results Conference Call
July 18, 2019

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2019 second-quarter results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Unless otherwise stated, all references to IQOS are to our IQOS heat-not-burn products.

Comparisons presented on a "like-for-like" basis reflect pro forma 2018 results, which have been adjusted for the deconsolidation of our Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Martin King, our Chief Financial Officer.

Martin.

MARTIN KING

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

Building on our encouraging start to the year, we delivered very solid performance in the second quarter, notably reflecting:

•	Positive momentum for both our combustible tobacco and smoke-free product portfolios; and

•	Strong currency-neutral adjusted financial results.

(SLIDE 5.)

Key among our strengths in the second quarter was our volume performance. On a like-for-like basis, total shipment volume declined by 0.7% in the quarter, and increased by 0.1% June year-to-date. This performance was better than we had anticipated, notably driven by the EU Region.

Heated tobacco unit shipment volume increased by 37.0% to 15.1 billion units in the quarter, driven by the EU Region, the Eastern Europe Region and Japan.

(SLIDE 6.)

Second-quarter net revenues increased by 9.0%, excluding currency, on a like-for-like basis, driven by higher HTU shipment volume and favorable pricing for our combustible tobacco portfolio. Our performance was flattered by the timing of pricing in certain markets compared to the prior year, which contributed an estimated two percentage points to net revenue growth.

RRP net revenues reached nearly $1.5 billion in the quarter, or nearly 20% of PMI's total net revenues. IQOS devices accounted for approximately 14% of RRP net revenues, compared to approximately 19% in the second quarter of 2018.

(SLIDE 7.)

We recorded a strong like-for-like combustible pricing variance of over 6% in the quarter, driven notably by Germany, Indonesia, Japan, the Philippines, Russia and Turkey.

We have recently increased our cigarette prices in markets such as Mexico and Ukraine, which should further contribute to a positive pricing variance over the balance of 2019.

(SLIDE 8.)

On a currency-neutral, like-for-like basis, adjusted operating income increased by 15.7% in the second quarter, while adjusted operating income margin increased by 240 basis points.

The strong margin expansion was driven primarily by favorable geographic mix related to HTUs, reflecting the increased contribution of volume from IQOS geographies with relatively high unit margins, notably markets in the EU Region.

(SLIDE 9.)

Like-for-like adjusted diluted EPS increased by 15.0%, excluding currency, driven by our strong business performance.

(SLIDE 10.)

Our total international market share, excluding China and the U.S., increased by 0.1 percentage point to reach 28.3% in the second quarter.

This growth was driven by heated tobacco units, which increased by 0.5 points to reach 2.1%, reflecting broad-based share gains across the EU Region and in Japan and Russia. In the markets where IQOS has been commercialized, our HTU brands recorded a total combined share of nearly 5% in the quarter, despite not yet being fully distributed in many of them.

Our share performance for cigarettes in the quarter reflected continued adult smoker out-switching to IQOS, as well as an estimated adverse impact of approximately 0.2 points related to Turkey, due to the timing of price increases vis-a-vis the competition. We expect our share performance in Turkey to improve over the balance of the year.

(SLIDE 11.)

Turning now to RRPs, we surpassed 11 million IQOS users as of quarter-end. Approximately 70% of the total -- or some eight million IQOS users -- have stopped smoking and switched to IQOS, with the balance in various stages of conversion.

(SLIDE 12.)

In the EU Region, HEETS continued its sequential quarterly share growth, increasing by 0.3 percentage points to reach 2.4%. This growth reflects success across a broad range of markets with varying regulatory frameworks and adult smoker preferences.

(SLIDE 13.)

We have achieved significant progress with IQOS across the Region over the past year, as evidenced by the HEETS market shares shown on this slide.

This includes strong growth in some of our larger markets, such as Italy, Poland and Germany, as well as even faster growth in other markets, such as the Czech Republic, Greece, Latvia, Lithuania and the Slovak Republic.

(SLIDE 14.)

HEETS continued its strong performance in Russia in the quarter, with sequential in-market sales growth of over 23% and national share of 2.9%.

As a reminder, our first-quarter HEETS share was flattered by the impact on the total market of seasonally lower cigarette industry volume. The in-market sales volume progression therefore remains a more realistic indicator of the brand's trajectory. For reference, we estimate a first-quarter adjusted share of 2.3%, implying sequential share growth of 0.6 points in the second quarter.

We continued our geographic expansion during the quarter and are now commercializing IQOS in cities representing an estimated 40% of the market by total industry volume, compared to approximately 32% at the end of the first quarter.

(SLIDE 15.)

In Japan, our total share for HeatSticks and HEETS increased by 1.1 points versus the second quarter of 2018 to reach 16.6%, further demonstrating that the initiatives we introduced during the second half of last year are paying off and driving a step-up in our share performance.

After adjusting for the impact of estimated trade inventory movements -- which benefited our first-quarter share this year -- our share was stable on a sequential basis.

We continue to anticipate greater competitive activity in the category as the year progresses. While this may increase competitive churn among adult consumers over the short term as they try new products, we ultimately view this as a positive development for the category overall and for IQOS in particular. As I will cover later in my remarks, we are investing behind further enhancements to the IQOS 3 device in 2019 to reinforce the brand's leadership position.

(SLIDE 16.)

Importantly, share for both the heated tobacco category and our heated tobacco brands continued to grow sequentially in the quarter, based on the latest consumer offtake share data.

(SLIDE 17.)

In Korea, the heated tobacco category continues to be highly competitive, particularly in the area of non-menthol flavors and related new taste dimensions.

Share for HEETS declined by 0.7 points and was stable on a sequential basis at 7.3%. This performance was flattered by the impact of inventory movements, as seen from the adjusted market share progression. We attribute the current share dynamics mainly to competitive churn, as new devices and consumables from the competition have entered the market and experienced initial trial.

We plan to broaden our portfolio of HEETS to better address the unique taste preferences of adult tobacco consumers in Korea, and have related launches scheduled for the second half of 2019. In addition, like Japan, Korea will be an initial focus geography for the upgraded IQOS 3 device.

(SLIDE 18.)

It is important to remember that, aside from Japan and Korea, our focus for IQOS across most launch markets remains targeted to key cities. These city-level shares compare very favorably to the corresponding national shares and provide an encouraging indicator of the greater opportunity that can come with broader focus and support in IQOS markets.

(SLIDE 19.)

Before closing on IQOS, I would also like to reiterate our excitement over the prospects for IQOS in the U.S.

As a reminder, on April 30th, the U.S. Food and Drug Administration confirmed that the marketing of IQOS is appropriate for the protection of public health and authorized it for sale in the U.S.

We are excited to bring IQOS to the U.S. market through an exclusive license with Altria Group, Inc., whose subsidiary Philip Morris USA has the market expertise and infrastructure to ensure a successful launch, beginning with the initial lead market of Atlanta, Georgia.

(SLIDE 20.)

Turning to our full-year outlook, we are raising our 2019 reported diluted EPS guidance, at prevailing exchange rates, to be at least $4.94.

The seven cent increase, compared to our prior guidance on May 1st of at least $4.87, was driven by:

•	Stronger business performance, primarily reflecting better shipment volume; and

•	A tax benefit of four cents related to a reduction in estimated U.S. federal income tax on dividend repatriation for the years 2015 to 2018; partly offset by

•	Asset impairment and exit costs of approximately two cents per share related to a plant closure in Colombia, as part of our global manufacturing infrastructure optimization.

Our guidance continues to include an unfavorable currency impact, at prevailing exchange rates, of approximately $0.14 per share, with just one cent in the second half of the year.

(SLIDE 21.)

After excluding the $0.20 per share of reporting adjustments and tax items outlined on this slide, our forecast represents a projected currency-neutral like-for-like increase of at least 9% versus our pro forma adjusted diluted EPS of $4.84 in 2018.

(SLIDE 22.)

Our increased guidance now assumes a total shipment volume decline of approximately 1% on a like-for-like basis, versus a decline of 1.5% to 2% assumed previously.

We continue to anticipate full-year HTU shipment volume broadly in line with our in-market sales volume, with any net inventory movements in individual markets essentially offsetting on an aggregate basis.

For the industry, we now estimate a total volume decline in 2019 of approximately 2.5%, excluding China and the U.S., which is at the low end of the previously communicated decline range of 2.5% to 3%.

(SLIDE 23.)

Our increased guidance further assumes like-for-like net revenue growth, excluding currency, of at least 6%, compared to the assumption of at least 5% in our prior guidance.

We also now expect IQOS device net revenues to account for less than 20% of our total RRP net revenues in 2019. The change from the previously communicated range of 20% to 25% primarily reflects the favorable geographic mix impact related to HTU shipment volume that I noted earlier.

We continue to anticipate a full-year like-for-like combustible pricing variance above 5%, supported by our June year-to-date variance of 5.2%.

(SLIDE 24.)

This positive top-line momentum provides us the opportunity to further increase or advance investments behind IQOS in order to:

•	Accelerate product and commercial development;

•	Expand distribution in both existing and new geographies during the second half of 2019;

•	Further enhance the IQOS 3 device in 2019 to reinforce the brand; and

•	Strengthen our category leadership as competition intensifies.

Consequently, we now anticipate net incremental investments behind RRPs this year of approximately $400 million, compared to our previously disclosed estimate of approximately $300 million, with the majority of the $100 million step-up in investment expected to occur in the third quarter. We believe this increased investment will reinforce the positive momentum behind IQOS heading into 2020.

Despite the increased investment, we are maintaining our assumption of currency-neutral adjusted operating income margin expansion of at least 100 basis points on a like-for-like basis.

(SLIDE 25.)

While we don't give quarterly guidance, I believe it is appropriate to provide some additional visibility on the third-quarter, in which we expect currency-neutral adjusted diluted EPS to be essentially flat compared to our pro forma adjusted diluted EPS of $1.35 in the third quarter of 2018.

This estimate assumes a like-for-like currency-neutral net revenue growth rate in the quarter slightly below our full-year assumption. As I noted earlier, compared to last year our second-quarter net revenue growth benefited from the timing of price increases in certain markets, and some of this benefit will be offset in the third quarter. We also face a challenging combustible pricing comparison versus the third quarter of 2018, our strongest quarter for pricing last year.

Coupled with our top-line assumption, our third-quarter EPS estimate also reflects higher expected costs on a like-for-like basis. This is primarily due to our net incremental investments behind RRPs, with around half of the full-year total of approximately $400 million expected to come in the quarter.

(SLIDE 26.)

Turning to cash flow, we continue to anticipate full-year operating cash flow of approximately $9.5 billion, subject to year-end working capital requirements, as well as capital expenditures of approximately $1.1 billion.

(SLIDE 27.)

In conclusion, we are building upon our promising start to the year, and delivered a very solid performance in the second quarter.

The fundamentals supporting our strong combustible tobacco portfolio are intact.

The favorable momentum for IQOS continues across geographies, further supporting our confidence in our HTU shipment volume target of 90 to 100 billion units by 2021.

Finally, on a currency-neutral like-for-like basis, we have increased our full-year 2019 growth assumption for net revenues to at least 6% and our anticipated full-year 2019 growth rate for adjusted diluted EPS to at least 9%, further demonstrating our overall confidence in PMI's short and long-term growth prospects.

(SLIDE 28.)

Thank you. I am now happy to take your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team. Thank you again and have a nice day.